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Ultratech, Inc.

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Neuberger Berman LLC

Neuberger Berman Fixed Income Holdings LLC

Neuberger Berman Investment Advisers LLC

Neuberger Berman Group LLC

Mr. Benjamin Nahum

Mr. James F. McAree

Mr. Amit Solomon

Dr. Ronald Black

Ms. Beatriz V. Infante

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THE NEED FOR CHANGE AT ULTRATECH, INC From a long - term investor’s perspective June 2016

Disclosures 2 On June 13 , 2016 , Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr . Benjamin Nahum, Mr . James F . McAree and Mr . Amit Solomon (collectively, the "Neuberger Berman Participants") and Dr . Ronald Black and Ms . Beatriz V . Infante (collectively, with the Neuberger Berman Participants, the "Participants") filed a definitive proxy statement on Schedule 14 A (the "Neuberger Berman Proxy Statement") with the Securities and Exchange Commission ("SEC"), along with an accompanying GOLD proxy card, to be used in connection with the Participants' solicitation of proxies from the stockholders of Ultratech , Inc . (the "Company") for use at the Company's 2016 Annual Meeting of Stockholders (the "Proxy Solicitation") . All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information . The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card will be furnished to some or all of the Company's stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC's website at www . sec . gov , from the Neuberger Berman Participants' proxy solicitor, Okapi Partners LLC (Call Toll - Free : (855) 208 - 8902 ) and at www . HelpFixUTEK . com . Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement . To the extent that independent researchers or financial analysts are quoted in this presentation, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote . The Participants have not, however, sought or obtained the consent of the quoted source to the use of such quote as soliciting material . This presentation may contain expressions of opinion and belief . Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants .

Table of Contents 3 Executive Summary 4 Ultratech’s Track Record of Underperformance 10 Corporate Governance Concerns 17 The Need For a Refreshed Board 22 Ultratech’s Disappointing Response to Our Campaign 25

Executive Summary 4 Overview of Neuberger Berman □ Founded in 1939, Neuberger Berman is a private, independent, employee - owned investment manager with approximately 2,000 professionals in 19 countries □ Our US Small Cap Intrinsic Value Team employs a research - intensive strategy that seeks to identify small - cap companies trading at a significant discount to their long - term value » Seasoned team of specialized small - cap research analysts with deep industry expertise » Patient, long - term investors that value relationships with management teams » Often invest alongside entrepreneurs whose interests are aligned with stockholders through ownership □ Owner of Ultratech stock since 2005; currently managing investment funds and client accounts that collectively own approximately 7.6% of Ultratech Inc.’s outstanding common stock » Believe the Company serves an attractive market and can be very successful » Believe a refreshed Board of Directors with two new, independent Directors will make a difference Neuberger Berman takes great pride in its long - term investment horizon and its supportive relationships with executives who are committed to creating sustainable shareholder value

Executive Summary 5 Overview of Ultratech, Inc. □ Founded in 1992, Ultratech develops photolithography, laser thermal processing and inspection equipment for the semiconductor industry □ Despite its leading technology, Ultratech has failed to generate returns for stockholders over any meaningful period and lags market and industry indexes » Stock price is down over the last 20 years » Company has struggled to generate growth and profit for many years » Despite poor performance, CEO and CFO have long tenures and the Company lacks a credible succession plan □ Governance and capital structure are suboptimal » Long tenured Board of Directors » Excessive executive compensation » Questionable related - party transactions » Excessive cash on the balance sheet 3 - Year Stock Performance Before Our 13 - D Filing 40 60 80 100 120 140 160 180 200 220 Ultratech Russell 2000 S&P Composite 1500 / Semiconductor Equipment Source: FactSet. Price and values as of December 31, 2015 Price (12/31/15) $19.82 2015 Revenue $149 mm Market Cap $546 mm 2015 Net Income ($15 mm) Net Cash $248 mm 2015 FCF $5.8 mm Enterprise Value $299 mm CEO Tenure 24 Years

Executive Summary 6 Overview of Ultratech, Inc. Ultratech stockholders have nothing to show by way of stock price appreciation for their investment over the last twenty years 0 100 200 300 400 500 600 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Ultratech S&P 500 Russell 2000 UTEK (23%) S&P +383% Russell +368% Source: FactSet. Chart shows total return.

Executive Summary 7 Our Concerns □ Ultratech has vastly underperformed the broad market as well as its peer group □ Ultratech’s operating performance has been dismal for the past 20 years Revenue | Gross Margin | SG&A | Net Income | EPS □ Ultratech’s capital structure is inefficient » Over the last 20 years Ultratech has held an average cash balance of $182 million, resulting in a reduction in returns on assets and capital, with no real benefit to stockholders □ Executives and stockholder interests continue to diverge » CEO has sold most of his stock over the last ten years, while pleading for stockholders to be patient » Executive compensation has been excessive, with two executive officers and the Board being awarded compensation equal to more than twice the total net income over the last 15 years Ultratech, Inc., Peer and Index Performance 3 - year 5 - year 20 - year Ultratech, Inc. (UTEK) (47%) 0% (23%) S&P 500 53% 81% 383% Russell 2000 39% 55% 368% Nasdaq Composite 72% 101% 376%* S&P 1500 Semiconductor Equip. 63% 60% 208%* Source: FactSet. Performance data through December 31, 2015. * Price appreciation without regard for dividends

Executive Summary 8 Our Concerns □ Despite poor stock and operating performance, there is seemingly no credible CEO succession plan » Ultratech’s CEO (77 years old) and CFO (69 years old) have been in office together since 2001 » For most of the Company’s history these two have been the only Named Executive Officers (with the recent addition of two individuals in 2016) □ Governance structure and policies are outdated » Extremely long - tenured Board, averaging 15+ years » Single - trigger change - in - control agreements » Tax gross - ups in executive compensation arrangements » High director compensation (average of $272,000 per independent director per year over last 5 years ) □ CEO’s devotion to outside business interests and related - party transactions are concerning » CEO owns a Ferrari car dealership and race team » CEO’s son is one of a few senior managers, with compensation of approximately $1 million per year on average over the last five years* Given the lack of stock and financial performance, we believe the Board needs to be refreshed and objective oversight is critical * See Ultratech , Inc. Proxy Statements for Fiscal Years 2011 - 2015, under “Certain Relationships and Related Transactions.”

Executive Summary 9 Our Nominees Two Exceptional Technology Executives Independent of Neuberger Berman Beatriz V . Infante has extensive technology leadership experience and has served on three public company boards . Dr . Ronald Black is currently the CEO of Rambus, Inc . , a $ 1 . 3 billion public technology company that provides cutting - edge semiconductor and IP products, and has served as an executive and on numerous public and privately - held company boards worldwide . Of Critical Importance Our Nominees Have Aided founder - led technology companies successfully transition to new leadership ▼ Helped develop new technology roadmaps for companies facing end - market and disruptive change ▼ Implemented best - in - class governance practices on public company boards Note: Logos are of companies for which the nominees worked as management or served as Board members. No endorsement is implie d.

Ultratech’s Track Record of Underperformance 10 Ultratech has underperformed the market and peers over all relevant timeframes 0 50 100 150 200 250 300 Aug-10 Aug-11 Aug-12 Aug-13 Aug-14 0 50 100 150 200 250 300 2005 2007 2009 2011 2013 5 Year Total Return 10 Year Total Return 0 50 100 150 200 250 Aug-12 Aug-13 Aug-14 Aug-15 3 Year Total Return 50 70 90 110 130 Aug-14 Nov-14 Feb-15 May-15 1 Year Total Return Ultratech Nasdaq Composite S&P Composite 1500 Semi Equipment Source: FactSet ; Performance through August 10, 2015, when Neuberger Berman filed its Schedule 13D 5

NEUBERGER BERMAN

Ultratech's Track Record of Underperformance

Ultratech's claim of out-performance in its June 20 letter is disingenuous

- In a letter dated June 20, 2016, Ultratech claims to have "outperformed" its hand-picked peers for four periods: year-to-date and the 1-, 5- and 10-years ending December 31, 2015
  - The peer group Ultratech uses in its letter is the same one used by the Company for executive compensation purposes in the 2016 proxy
  - However, in its proxy statement, Ultratech also goes on to state that those very same "peers" are not appropriate for measuring relative stock returns; the Board instead used a different group for that purpose:

    *"[a different group of] companies, which were broader than the Company's peer group of companies considered for executive compensation purposes generally [were used] because the Compensation Committee felt that a broader peer group … focused on the semiconductor equipment industry was appropriate when assessing relative levels of total stockholder return"**
- When the more "appropriate" companies (or an index the Company itself has used in the past) are used for comparison, the Company's long record of underperformance becomes clear
  - The Company has *underperformed every one of its chosen 16 performance peers* over the last 3 years

Recent periods influenced by our mid-2015 13-D filing

Total Returns	YTD	Years Ending December 31, 2015: 1	2	3	4	5	10	15	20
Ultratech, Inc.	15.6%	6.8%	-31.7%	-46.8%	-19.3%	-0.3%	20.7%	-23.4%	-23.0%
Peers used to Measure Performance ('16 Proxy)	11.1%	-15.9%	7.2%	58.0%	112.9%	99.4%	102.3%	107.9%	624.6%
S&P Small Cap Semicap Equipment Index**	10.5%	-8.8%	-8.0%	16.4%	31.7%	23.3%	41.8%	6.1%	80.2%

* Ultratech Proxy, filed June 10, 2016 at 36-37 (emphasis added). ** Index used by Ultratech in its 2003-2006 proxies. Total returns calculated using FactSet.

11

Ultratech’s Track Record of Underperformance 12 Ultratech has volatile revenue and gross income, but fixed (and growing) costs □ Ultratech’s business is subject to the cyclicality of the semiconductor industry » Known volatility of revenue and gross profit » Ultratech has “hit” the cycle correctly just twice in 20 years (1995 - 96 and 2011 - 12) □ Ultratech’s cost structure is not tailored for a business with this much cyclicality and volatility » Operating expenses appear to be relatively fixed and have grown significantly in recent years » Mismatched with a volatile top line and gross profit line Source: FactSet. $- $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 $140.0 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 SG&A Expense Gross Income $ millions Source: FactSet Gross Income vs. SG&A Expense

Ultratech’s Track Record of Underperformance 13 Ultratech had much more attractive financial performance in 1996 than today Ultratech generated more revenue in 1996 than it did in 2015 and more net income in 1996 alone than it has cumulatively generated since 2001 *Calculated by FactSet ($ in millions except per share amounts) Twenty Years of Results => Poor Performance 1996 2015 % Change Revenue $193.5 $149.2 (30%) Gross Margin % 54% 44% (18%) SG&A $58.2 $80.5 +38% Pretax Income $52.7 ($14.7) (128%) EBITDA* $52.7 ($6.0) (114%) Net Income $35.3 ($15.1) (143%) EPS $1.66 ($0.55) (133%) Return on Capital* 16.70% - 4.2% Year - End Stock Price $23.75 $19.82 (16.5%) Stock Owned By CEO 9.3% 3.9% (58%) CEO Compensation $0.468 $1.2 +154%

Ultratech’s Track Record of Underperformance 14 Ultratech’s peers from the 1990s generated better results for stockholders Case Study : ASML Holding □ ASML was one of Ultratech’s principal competitors in 1995, with a slightly larger market cap than Ultratech □ ASML merged with competitor Silicon Valley Group in 2000 and grew dramatically in adjacent markets □ Sales are up 15x since 1995, with $1 billion+ in profit in each of the last six years □ Stock has increased from $2 to $80 from year - end 1995 through 2015 $- $20 $40 $60 $80 $100 $120 ASML Stock Price 1995 – 2015 >3000% Total Shareholder Return Case Study : KLA - Tencor □ KLA - Tencor Corp had a $1 billion market cap in 1995, slightly larger than Ultratech □ KLA made 20 acquisitions to grow and diversify over the last 25 years, recognizing the consolidation among customers and providing an integrated offering for process control and yield management □ Has only had one year of net losses since 1995 $- $20 $40 $60 $80 $100 $120 KLA - Tencor Stock Price 1995 – 2015 >700% Total Shareholder Return Source: FactSet.

Ultratech’s Track Record of Underperformance 15 Ultratech maintains excess cash on its balance sheet □ Ultratech has historically maintained significant cash on its balance sheet » Average cash balance over last 20 years is $180 million; $250 million in cash at the end of 2015 » Cash appears excessive despite the volatility of the business; peers maintain much lower balances » Unlikely to require cash for an extraordinary transaction (last significant acquisition for $62 million in 1998) □ Company has failed to use its cash balance to create value for stockholders * Companies used for executive compensation. Among stock performance peers, average net cash to LTM sales is 0.3x and no Comp any is greater than 1x. Source : FactSet. Net Cash on March 31, 2016 Compared to LTM Revenue at UTEK and Proxy Peers* 0.0x 0.4x 0.8x 1.2x 1.6x 2.0x

Ultratech’s Track Record of Underperformance 16 After three bad years, shouldn’t Ultratech aim higher? □ Ultratech’s CEO has admitted to poor performance for three years running… » “[ 2013 ] was a challenging year.” (January 2014 investor conference call) » “I believe that 2014 was a transitional year for Ultratech” (February 2015 investor conference call) » “ 2015 was a difficult year for Ultratech.” (February 2016 investor conference call) □ The compensation committee seemingly agrees: » “The Company’s financial performance in terms of the revenue and operating income goals for … the 2013 Management Incentive Plan did not meet the minimum targeted levels.” (2014 Proxy) » “As in 2014, the Company did not achieve the target performance levels in 2015” (2016 Proxy) □ Yet, the Company’s ambition appears to be quite low: “Last year was a pretty bad year… but this year should come back to something that we’re going to be somewhat proud of.” - Ultratech CEO in April 2016

Corporate Governance Concerns 17 Despite poor performance and broken promises not much has changed □ The average board tenure is more than 15 years □ For most of the last 15 years, the Company has only had CEO Art Zafiropoulo and CFO Bruce Wright (Age 69) as Named Executive Officers □ Despite the age and lack of depth in the executive management team, the board has provided no assurance that a credible CEO succession plan exists The lack of board turnover combined with an inadequate CEO succession plan shows just how entrenched things really are at Ultratech Board Member Age Board Tenure Commentary Art Zafiropoulo 77 24 years Founded Ultratech in September 1992 Joel Gemunder 76 19 years Director since October 1997; Announced he will not seek re - election following Neuberger Berman's announcement to nominate new directors Nicholas Konidaris 71 16 years Director since July 2000 Rick Timmins 64 16 years Director since August 2000 Dennis Raney 73 13 years Director since April 2003 Henri Richard 58 10 years Director since April 2006 Michael Child 61 8 years Director from 1993 to 1997; appointed back to the Board in 2012

Corporate Governance Concerns 18 Executive compensation is excessive and not tied to performance □ Over the last 15 years, Ultratech’s Board, its CEO and CFO have been paid a total in excess of $57.8 million, which is more than double the cumulative net income over that period □ The CEO’s employment contract contains a number of provisions that are disadvantageous to stockholders and which are not customary:* $- $10,000,000 $20,000,000 $30,000,000 $40,000,000 $50,000,000 $60,000,000 $70,000,000 Last 5 Years Last 10 Years Last 15 Years Total Compensation Total Net Income * From 2001 to 2006, the compensation calculation only includes cash compensation Source : FactSet * » full gross - up for parachute payment excise tax, which can be extremely costly » full acceleration of vesting for stock options and restricted stock upon a change - in - control (a so - called “single - trigger”) » reimbursement for an expensive company car and all related expenses, which annual cost of more than $76,000 » Lifetime health benefits for CEO and his wife (and CFO and his wife) and tax gross - up to cover any tax associated with this benefit □ Stockholders expressed displeasure with the compensation practices in the 2015 Say - on - Pay vote » Despite this, the gross - ups and single trigger remain in place Compensation to CEO, CFO and Directors Compared to Net Income, Cumulatively * Ultratech Inc. Proxy Statement, filed June 10, 2016, at 41, 48 - 49.

Corporate Governance Concerns 19 ISS and Glass Lewis shared our concerns about excessive compensation in 2015 □ In 2015, both ISS and Glass Lewis expressed significant concern about excessive compensation and the failure to link pay with performance ISS 2015 Vote Recommendation Item 3. Advisory Vote to Ratify Named Executive Officers Compensation VOTE RECOMMENDATION A vote AGAINST this proposal is warranted. Equity awards are entirely time - vested, executives receive lifetime health care benefits, and the company utilizes several outsized peers. Further, pay is elevated despite sustained company underperformance. GLASS LEWIS ANALYSIS Historical Compensation Grade FY 2014: F FY 2013: D FY 2012: C Analysis from Glass Lewis 2015 Proxy Paper “We believe shareholders should be concerned that the Company has promised to provide Mr . Zafiropoulo with excise tax gross - up payments in the event of a change in control of the Company . We believe these provisions represent an inefficient use of the Company's resources and may be detrimental to shareholder interests . “More importantly, the Company failed to align executive pay with performance, as indicated by our pay - for - performance analysis . ”

Corporate Governance Concerns 20 Management’s and shareholder’s interests continue to diverge □ We estimate that the CEO has liquidated three - quarters of his ownership interest in the Company » Ten years ago Mr. Zafiropoulo held more than 2.3 million shares » He has been awarded additional stock and option grants totaling more than 1.8 million shares » Today, Mr. Zafiropoulo’s stake in Ultratech is a mere 1 million shares (reduced from 9.3% of the total shares outstanding in 1996 to 3.9% today) □ Mr. Zafiropoulo has been selling while promising a better future for Ultratech stockholders CEO’s Plea for Patience from Public Shareholders, While He Sells “We have a number of long term shareholders of our stock at Ultratech and many new ones. And I can tell you that we’re expecting to provide the kind of returns we have provided in the past in the near future. Your patience will be rewarded.” - Ultratech’s CEO Art Zafiropoulo , Q2 2015 Call

Corporate Governance Concerns 21 CEO appears more devoted to personal and family interests □ CEO’s employment contract requires “substantially all of his business time, energy and skill” to be applied to Ultratech , Inc. » CEO owns Ferrari Silicon Valley » CEO owns Scuderia Corsa , a Ferrari racing team □ The CEO’s son also serves as a senior executive at Ultratech , with compensation of approximately $1 million per year on average over the last five years* » How has the Board determined that Scott Zafiropoulo is the best marketing executive available for Ultratech ? » Approximately 10% of all non - R&D operating expenses in the last five years has been paid as compensation to the CEO and his son * Source Ultratech Inc. Proxy Statements

The need for a refreshed Board 22 Ms. Infante and Dr. Black will make an immediate impact in Ultratech’s boardroom We recruited Ms . Infante for her immense technology experience and proven track record as a positive agent for change . Ms . Infante has served in various executive management positions with several technology companies, including interim Chief Executive Officer, President & CEO, and Chairman . In addition to her technology expertise and senior management experience, Ms . Infante is a seasoned public company board member ; her strong understanding of corporate governance best practices will make her an invaluable addition to Ultratech’s Board . We recruited Dr . Black for his deep semiconductor industry knowledge and his impressive track record in leading technology companies throughout the world as President and CEO with a focus on creating shareholder value . Dr . Black has experience serving on numerous public and private company boards and his proven, recent track record of turning around complex, unprofitable businesses and repairing customer relationships will make him an invaluable addition to Ultratech’s Board .

The need for a refreshed Board 23 We do not support two of the longest - tenured incumbent directors □ Mr . Nicholas Konidaris » Mr. Konidaris has been a director since July 2000 » Mr. Konidaris is 71 » Mr. Konidaris generated negative shareholder value in over 10 years as CEO of ESIO and was terminated from that position by the Board » Although he has industry experience, Mr Konidaris is currently the CEO of a medical device company □ Mr . Rick Timmins » Mr. Timmins joined the Board in August 2000 » Mr. Timmins serves as the Lead Outside Director and Chairs the Compensation Committee » We have been disappointed with our discussions with Mr. Timmins □ He does not recognize the need for change □ He did not respond to several substantive settlement offers that we made

The need for a refreshed Board 24 Our nominees’ early agenda □ Key areas of focus for Ms. Infante and Dr. Black within the first 90 days: » Work with the Board and management to examine immediate opportunities for financial performance improvement □ Increase focus and eliminate non - profitable activities □ Match variability of expenses with revenue » Seek to hire an independent outside consultant to help the Board review the business □ Deep dive into market growth and adoption of Ultratech products □ Examine divestitures that may allow management to increase focus on core capabilities □ Conduct a full strategic evaluation, including opportunity to sell the Company » Seek to improve corporate governance practices □ Appoint new, stockholder - focused lead director and reconstitute Board committees □ Review compensation plans and compensation consultant engagement □ Review all related - party transactions » Along with the Company’s other directors, review the Company’s capital allocation to determine the best use of Ultratech’s large cash balance » Seek to repair strained relationships with large customers and stockholders □ A thorough succession plan evaluation is necessary » The Company’s CEO is 77 and has been the only non - financial executive officer for most of his tenure » Paucity of internal candidates increases pressure for preparation and planning

The need for a refreshed Board 25 Ultratech’s board had a disappointing response to our campaign □ We have engaged with the Company since August 2015, seeking to foster change » The Board has been wholly unresponsive and unwilling to accept our input □ We have suggested several new directors, including our nominees □ We have offered to resolve this proxy contest through compromise » The Board does not appear to want the input of its major stockholders □ Management and the Board have not responded to our offers □ Our nominees were summarily disqualified based on their lack “of more relevant semiconductor capital equipment and related industries experience and/or operational experience with the Company's key customers.” * □ Ultratech nominated a new director at the eleventh hour without even asking for our input » We know Dr. Gopi and his track record, and have met with him multiple times in the past » Despite our position as a large owner and our expressed desire for stockholder - approved change on the Board, the Ultratech Board did not see fit to seek our input on Dr. Gopi , their new nominee » Dr. Gopi does not possess any experience managing semiconductor capital equipment companies and we are not aware of any operational experience he has with the Company's key customers, key requirements cited by the Board as reasons to disqualify our nominees * According to an email from Rick Timmins to Ben Nahum dated April 19, 2016

The need for a refreshed Board 26 Please vote carefully this year and vote for change Vote the GOLD proxy card We believe Neuberger Berman’s director nominees can deliver significant value for shareholders and help to hold management accountable for results

Appendix 27 Our Nominees Full Biographies

Appendix 28 Beatriz V . Infante Since 2009 , Ms . Infante has served as Chief Executive Officer of BusinessExcelleration LLC which provides management consulting services to companies at strategic inflection points . Since 2008 , Ms . Infante has also served as a limited partner and advisor to Tandem Capital, an investment firm specializing in mobile technology companies . From 2010 until its acquisition by Infor, Inc . In 2011 , Ms . Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions . From 2006 until its acquisition by Voxeo Corporation in 2008 , she was the Chief Executive Officer and a director of VoiceObjects Inc . , a market leader in voice applications servers . From 2004 to 2005 , Ms . Infante served as Interim Chief Executive Officer and a director of Sychron Inc . , which was sold to an investor group . From 1998 to 2003 , Ms . Infante held various positions with Aspect Communications, a leading provider of call centers and unified communications solutions, including the roles of Chairman, President and Chief Executive Officer . Since 1994 , she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science . She has been a director at a number of privately held companies as well as two non - profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network . Ms . Infante has been a director of Sonus Networks Inc . (a NASDAQ listed company), a company specializing in Cloud - based SIP and 4 G/ VoLTE solutions, since 2010 ; a director of Liquidity Services, Inc . (a NASDAQ listed company), a company specializing in surplus asset management, since May 2014 ; and, from May 2012 through May 2015 , Ms . Infante served as a director of Emulex Corporation .  Ms . Infante is a National Association of Corporate Directors Board Leadership Fellow, a member of the Corporate Directors Group, and in 2013 was named to the Financial Times Agenda “Top 50 Digital Directors’ List . ” Ms . Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering and Computer Science from California Institute of Technology .

Appendix 29 Ronald Black, Ph . D . Since 2012 , Dr . Black has served as chief executive officer and president of Rambus Inc . (“Rambus”), a technology company creating cutting - edge semiconductor and IP produces, spanning memory and interfaces to security, smart sensors and lighting . Dr . Black was previously the Managing Director of R . D . Black & Company, a consulting firm, commencing August 2011 . From September 2010 to August 2011 , Dr . Black was the Chief Executive Officer of MobiWire , formerly Sagem Wireless, a privately - held mobile handset company headquartered near Paris, France that offers products and services to original equipment manufacturers and mobile network operators in the mobile phone marketplace . From June 2009 to October 2010 , Dr . Black served as Chairman and CEO of UPEK, Inc . From September 2004 to June 2009 , he was chief executive officer of Wavecom S . A . , a publicly traded French wireless solutions company . Dr . Black has been a director of Rambus (a NASDAQ listed company) since July 2012 ; a director of Energy Focus, Inc . (a NASDAQ listed company), an LED lighting technology developer, since July 2015 ; he is currently a director of Microfabrica Inc . , a privately held high precision metal parts fabricator and FlexEnable Limited, a privately held producer of flexible electronics manufacturing platforms . From 2012 to March 2015 , Dr . Black served on the board of EnOcean GmbH, a German - based company that manufactures and markets energy harvesting technology, sensors, and radio frequency communication ; from September 2010 to November 2012 , Dr . Black served as a board member of AuthenTec , Inc .; and from 2007 to 2013 , Dr . Black served as a board member of Inside Contactless, a France - based company engaged in the semiconductors and information technology industry .  Dr . Black holds a Bachelor of Science, a Master of Science, and a Ph . D . in materials science and engineering from Cornell University in Ithaca, N . Y .